Exhibit 10.1

May 10, 2016

Jon Rubin

XXXXXXXXXXXXX

XXXXXXXXXXXXX

Dear Jon:

Reference is hereby made to a certain employment agreement between Jonathan Rubin and Magellan Health, Inc. (“Employer”) dated August 11, 2008, as amended on August 11, 2008, April 28, 2014, April 28, 2015 and October 26, 2015 (collectively the Employment Agreement).  This letter will memorialize a further amendment to the Employment Agreement as follows:

1.              To amend the Employment Agreement to delete in its entirety the Section entitled: “Tax Gross Up” contained in Section 3 of Amendment No. 1 to Employment Agreement dated August 11, 2008. The intention of the parties is to eliminate in its entirety any obligation of the Employer to pay any excise tax gross up payment to employee in the event of change of control of the Employer.

2.              To amend the Employment agreement to add the following provision:  Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this paragraph be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) after reduction to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Employee’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If Covered Payments are reduced, such Covered Payments shall be reduced in a manner that maximizes the Employee’s economic position.

4800 N. Scottsdale Road, Suite 4400, Scottsdale, AZ  85251     Office 602.572.2520    Fax 888.656.6003

3.              Except as amended in this letter, the terms of your Employment Agreement, as previously amended, shall remain in full force and effect.

Please indicate your agreement to the terms of this letter by signing below.

Sincerely,

/s/ Barry Smith
Barry Smith
Chairman and CEO

Agreed and Accepted:

By	/s/ Jonathan Rubin	Date:	May 11, 2016
Jonathan Rubin

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